Exhibit 99.1

Intellia Therapeutics Reports Financial Results

for Second Quarter 2016

–	Advancing proprietary and partnered pipeline candidates with Novartis and Regeneron

–	Cash and cash equivalents of approximately $300.7 million to accelerate CRISPR/Cas9 platform and pipeline development

CAMBRIDGE, Mass., August 4, 2016 (GLOBE NEWSWIRE) – Intellia Therapeutics, Inc. (NASDAQ:NTLA), a leading genome editing company focused on the development of potentially curative therapeutics using CRISPR/Cas9 technology, today reported financial results and recent company highlights for the quarter ended June 30, 2016.

“Intellia has made substantial progress with our science, financing and operations in the first half of 2016,” said Nessan Bermingham, Ph.D., Chief Executive Officer and Founder, Intellia Therapeutics. “Our product focus, therapeutic discovery and development strength, delivery expertise and intellectual property portfolio make Intellia well positioned to advance CRISPR/Cas9 into clinically meaningful genome editing therapeutics for patients with severe and life-threatening diseases.”

Recent Highlights

•	On April 11, 2016, Intellia signed a multi-year research and development collaboration and licensing agreement with Regeneron Pharmaceuticals to advance CRISPR/Cas9 genome editing technology for in vivo therapeutic development. Regeneron has the exclusive rights to discover and develop CRISPR-based products against up to 10 targets, focused primarily on therapies for a broad range of diseases that may be treated by editing genes in the liver. Transthyretin amyloidosis (TTR) is the first target to be jointly developed and potentially commercialized by the companies.

•	The Company also strengthened its leadership team with the addition of Perry Karsen as the Chairman of Intellia’s Board of Directors. Mr. Karsen brings decades of biopharmaceutical leadership experience to his role as Chairman. He most recently held senior leadership positions at Celgene Corporation, including Chief Operations Officer and Executive Vice President as well as Chief Executive Officer of Celgene’s cellular therapeutics division.

•	The Company, since its inception, has raised an aggregate of $350.5 million, of which $170.5 million is from the initial public offering and concurrent private placements in May 2016, $95 million is through collaboration agreements, and $85 million is from the sale of convertible preferred stock.

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Second Quarter 2016 Financial Results

As of June 30, 2016, Intellia had $300.7 million in cash and cash equivalents, which includes net proceeds from its initial public offering. Net loss for the second quarter 2016 was $6.9 million, compared to $3.0 million in the same period in 2015.

Collaboration revenue was $4.2 million in the second quarter 2016, compared to $1.4 million in the same period of 2015. The increase in collaboration revenue is primarily attributable to the inclusion of amounts recognized under the Regeneron collaboration in 2016.

Research and development expenses in the second quarter 2016 were $7.4 million, compared to $2.0 million in the same period in 2015. This increase in expenses is primarily attributable to the growth of the Company’s research and development organization to accelerate the development of the CRISPR/Cas9 platform and Intellia’s proprietary and partnered pipeline candidates.

General and administrative expenses were $3.7 million in the second quarter of 2016, compared to $2.8 million for the same period in 2015. The increase in general and administrative expenses is primarily driven by incremental expenses to support the Company’s operations as a new public company, as well as increased headcount-based expenses to support the Company’s overall growth.

Research & Development Highlights

Intellia is advancing its pipeline through a risk-mitigated approach focused on sentinel indication development, platform delivery expansion, and preclinical and clinical scale up. The Company is focused on developing the following programs:

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Upcoming Events

•	Intellia will present delivery data utilizing CRISPR/Cas9 at Cold Spring Harbor Laboratory Meeting, taking place from August 17-20, 2016. The oral presentation, Robust In Vivo Gene Editing in Mouse Hepatocytes with Systemic Lipid Nanoparticle Delivery of CRISPR/Cas9 Components, will be presented by Intellia’s Chief Technology Officer, David Morrissey, Ph.D.

•	Intellia’s CEO & Founder Nessan Bermingham, Ph.D., will be presenting at Wedbush PacGrow Healthcare Conference in New York on August 17, 2016, the Wells Fargo Healthcare Conference in Boston, September 7-8, 2016, the Morgan Stanley Global Healthcare Conference in New York on September 12, 2016, and the Leerink Partners Rare Disease Roundtable Series in New York on September 28-29, 2016.

About Intellia Therapeutics

Intellia Therapeutics is a leading genome editing company, focused on the development of proprietary, potentially curative therapeutics using the CRISPR/Cas9 system. Intellia believes the CRISPR/Cas9 technology has the potential to transform medicine by permanently editing disease-associated genes in the human body with a single treatment course. Our combination of deep scientific, technical and clinical development experience, along with our leading intellectual property portfolio, puts us in a unique position to unlock broad therapeutic applications of the CRISPR/Cas9 technology and create a new class of therapeutic products. Intellia was named as one of the top 10 biotech start-ups by Nature Biotechnology. In September 2015, Intellia was named a “Fierce 15” biotech company by FierceBiotech. Learn more about Intellia Therapeutics and CRISPR/Cas9 at intelliatx.com; Follow us on Twitter @intelliatweets.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, but are not limited to, statements regarding our ability to advance CRISPR/Cas9 into therapeutic products for severe and life-threatening diseases; the potential timing and advancement of our clinical trials; the impact of our collaborations with Novartis and Regeneron on our development programs; the potential indications we may pursue, including our sentinel indications; the potential timing of regulatory filings regarding our development programs; and potential commercialization opportunities for product candidates. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that any one or more of our product candidates will not be successfully developed and commercialized, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving similar product candidates will not be repeated or observed in ongoing or future studies involving current product candidates, the risk that our collaboration with Novartis or Regeneron will not continue or will not be successful, and risks related to our ability to protect and maintain our intellectual property position. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intellia Therapeutics undertakes no duty to update this information unless required by law.

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Intellia Therapeutics, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Collaboration revenue	$4,206	$1,377	$5,983	$2,663
Operating expenses:
Research and development	7,422	1,966	12,647	3,337
General and administrative	3,729	2,833	6,975	3,943

Total operating expenses	11,151	4,799	19,622	7,280
Operating loss	(6,945)	(3,422)	(13,639)	(4,617)
Interest income	46	—	51	—
Loss before income taxes	(6,899)	(3,422)	(13,588)	(4,617)
Income tax benefit	—	382	—	484

Net loss	$(6,899)	$(3,040)	$(13,588)	$(4,133)

Intellia Therapeutics, Inc.

Consolidated Balance Sheets Data

(unaudited)

(in thousands)

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$300,687	$75,816
Total assets	310,624	82,139
Total liabilities	87,022	14,783
Convertible preferred stock	—	88,557
Total stockholders’ equity (deficit)	223,602	(21,201)

Media Contact:

Jennifer Mound Smoter

Chief External Affairs & Communications Officer

+1 224-804-4462

jenn.smoter@intelliatx.com

Investor Contacts:

John Graziano

Trout Group

646-378-2942

jgraziano@troutgroup.com

Chad Rubin

Trout Group

646-378-2947

crubin@troutgroup.com

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